Exhibit 99.1

Majority Stockholder Withdraws and Cancels Written Consent Attempting to Remove Board

(Los Angeles, CA, January 26, 2015) – Medbox, Inc. (OTCQB:MDBX) (www.medbox.com), a leading dispensary infrastructure/licensing specialist, patented technology provider, and partner to the cannabis industry, announced today that a group of stockholders attempting to appoint successor directors has withdrawn and cancelled its proposed stockholder consent and entered into a Voting Agreement with the Company to refrain from attempting to remove any current members of the Board for a period of twelve months.

As part of the agreement, the Company has dismissed with prejudice a complaint filed in Los Angeles Superior Court against the stockholder group challenging the effectiveness of the written consent action. In addition, one or more members of the Board of Medbox will periodically discuss with P. Vincent Mehdizadeh, the Company’s largest stockholder, matters of interest or concern to him during the term of the Voting Agreement.

The agreement further contemplates that, Mr. Mehdizadeh and his affiliated stockholders may on or before January 25, 2015, present a term sheet to the Company from an accredited investor to invest in not less than $1,000,000 in restricted common stock of the Company on terms as reasonably agreed to by the Board (the “Private Placement”). In addition, either as part of the closing of the Private Placement or otherwise at the request of Mr. Mehdizadeh, Mr. Mehdizadeh shall have the right to appoint a person nominated by Mr. Mehdizadeh and reasonably acceptable to the Board as the fifth director of the Company.

Mr. Guy Marsala, Medbox CEO, commented, “Medbox is a strong company, and the continuity of its independent board helps strengthen it even more. Having the support of our majority stockholder will further help the Board maintain focus as Medbox works toward implementation of its strategic initiatives and achievement of financial milestones.”

About Medbox, Inc.

Medbox, Inc. (“MDBX” or the “Company”) is the leading dispensary infrastructure and licensing specialist, patented technology provider, and partner to the cannabis industry. Headquartered in Los Angeles, CA, Medbox, through its wholly owned subsidiary, Medicine Dispensing Systems, offers its patented systems, software and consulting services to pharmacies, alternative medicine dispensaries and local governments in the U.S. In addition, through its wholly owned subsidiary, Vaporfection International, Inc. (www.vaporfection.com), the company offers an industry award winning medical line of vaporizer products. Medbox, through its newly established subsidiaries, is also developing ancillary services tailored to the alternative medicine industry, including real estate acquisitions and subsequent lease programs to alternative medicine dispensaries and cultivation centers, and alternative medicine dispensary and cultivation management services.

Forward-Looking Statements

The statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, technical advances in the industry as well as political and economic conditions present within the industry. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward looking statement was made.

Contact Information

Investor Relations:

Stephen Hart

Hayden IR

917-658-7878

hart@haydenir.com

Medbox:

For more information on Medbox, please call (800) 762-1452.